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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                         FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-12813

                          APOLLO BIOPHARMACEUTICS, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

                               ONE BROADWAY, #600
                               CAMBRIDGE, MA 02142
                                 (617) 621-7154


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.02 PAR VALUE
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12(g)-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12(g)-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)      [ ]
   Rule 12(g)-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
   Rule 12(g)-4(a)(2)(ii)    [ ]     Rule 15d-6               [ ]
   Rule 12h-3(b)(1)(i)       [X]

     Approximate number of holders of record as of the certification or notice date: 70

     Pursuant to the requirements of the Securities Exchange Act of 1934, Apollo BioPharmaceutics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   JUNE 6, 1997                        APOLLO BIOPHARMACEUTICS, INC.


                                            By:  /S/ KATHERINE GORDON
                                                -----------------------
                                                 Name:  Katherine Gordon
                                                 Title: President